UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 7, 2012

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 7, 2012, the Board of Directors (the “Board”) of salesforce.com, inc. (the “Company”) amended and restated its 2006 Inducement Equity Incentive Plan (the “2006 Plan”) to increase the number of shares of its common stock reserved for issuance under the 2006 Plan by an additional 400,000 shares. The 2006 Plan reserves shares of the Company’s common stock solely for the granting of inducement stock options and other awards. Currently, the Compensation Committee of the Board administers the 2006 Plan, including approving grants under the 2006 Plan. The 2006 Plan was adopted in April 2006 and amended in March 2009, January 2011 and September 2011 without stockholder approval in reliance on the “employment inducement exemption” provided under Rule 303A.08 of the New York Stock Exchange Listed Company Manual.

The foregoing description of the 2006 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2012, the Compensation Committee of the Board approved and adopted a cash bonus plan, the Kokua Bonus Plan (the “Kokua Plan” or “Plan”), to replace the Company’s previous cash bonus plan, the Mahalo Bonus Plan. Under the Kokua Plan, bonuses are paid to the Company’s eligible employees, including the named executive officers, based on achievement of corporate and individual performance objectives established under the Plan. The Kokua Plan is effective as of February 1, 2012, and initially governs the Company’s fiscal year 2013, which began on February 1, 2012 and ends on January 31, 2013.

For the Company’s executive officers, including its named executive officers, the bonus pool for the Kokua Plan will be based on the Company’s performance during the fiscal year compared to pre-established target levels for three equally-weighted financial measures: revenue, operating cash flow, and non-GAAP operating income, subject to certain adjustments. Under the Kokua Plan, other financial measures apply for eligible employees who are not executive officers. In any given fiscal year, if the Company’s performance of the financial measures exceeds or falls short of the target levels, the bonus pool is increased or decreased accordingly. As set forth in the Kokua Plan, for the Company’s executive officers the bonus pool is subject to a maximum funding level of 100% and an individual performance multiplier maximum of 125% of each executive’s target bonus opportunity, subject to approval of the Compensation Committee. The Compensation Committee has the discretion to increase or decrease the bonus pool funding levels and/or the bonus amounts actually paid to executives pursuant to the terms of the Kokua Plan.

Under the Kokua Plan, the target bonus for each of the Company’s named executive officers for fiscal year 2013 is a percentage of his base salary, and has not been modified from the targets reported in the Company’s 2012 Proxy Statement with respect to the prior Mahalo Bonus Plan.

Cash bonuses are expected to be paid twice each fiscal year under the Kokua Plan. After the first half of the fiscal year, the Company has typically paid 25% of the full target bonus amount for which an executive is eligible. After the end of the fiscal year, the Company pays the remaining amount, which may be increased or decreased based on (i) the size of the actual bonus pool and (ii) the Company’s CEO’s assessment, or, with respect to the Company’s CEO, the Compensation Committee’s assessment, of the executive’s individual performance as described above.

The foregoing description of the Kokua Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Kokua Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held its 2012 Annual Meeting of Stockholders on June 7, 2012 (the “Meeting”). Of the 138,721,510 shares of common stock outstanding as of April 17, 2012, the record date, 126,873,978 shares were represented at the Meeting, in person or by proxy, constituting 91.46% of the outstanding shares entitled to vote. The proposals considered at the Meeting are described in detail in the Company’s 2012 Proxy Statement. The following proposals were voted upon and the final voting results with respect to each such matter are set forth below:

1. Elect three Class II directors, Craig Ramsey, Sanford Robertson and Maynard Webb, to serve for a term of three years and until their successors are duly elected and qualified:

	For	Against	Abstain	Broker Non-Votes
Craig Ramsey	87,443,869	32,090,252	300,191	7,039,666
Sanford Robertson	67,709,283	51,641,264	483,765	7,039,666
Maynard Webb	87,604,257	31,933,139	296,916	7,039,666

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013:

For	Against	Abstain	Broker Non-Votes
119,254,292	7,328,510	291,176	0

3. Approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s 2012 Proxy Statement:

For	Against	Abstain	Broker Non-Votes
112,172,211	6,999,405	662,696	7,039,666

4. Stockholder proposal of an advisory vote to urge the Board to eliminate the classification of the Board:

For	Against	Abstain	Broker Non-Votes
96,493,112	23,016,803	324,397	7,039,666

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	2006 Inducement Equity Incentive Plan

10.2	Kokua Bonus Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2012	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Executive Vice President and Chief Legal Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.1	2006 Inducement Equity Incentive Plan

10.2	Kokua Bonus Plan